NORTHSIGHT CAPITAL, INC.

7580 E. Gray Road, #103

Scottsdale, AZ 85260

November 10, 2017 Westcliff Technologies

This letter is intended to summarize the principal terms of a proposal by Northsight Capital, Inc. (the ''Buyer'') to acquire 80% of the issued and outstanding capital stock of Westcliff Technologies, a California Corporation (the ''Company''), and 49% of ''NewCo'', which operates a business focused upon the currently called ''bitcoin'' industry. The acquisition will take the form of a stock exchange, in accordance with the provisions set forth below.

The Parties wish to commence negotiating a definitive acquisition agreement providing for the proposed acquisition (a ''Definitive Agreement''). The Definitive Agreement shall include the terms set forth in this Part I.

Form of Transaction and Purchase Price.

Buyer will acquire 80% Westcliff Technology and 49% of ''New Co'' for a total of 18 million restricted shares of common stock of Buyer (the ''Buyer Common Stock'') and cash of $3,000,000 to be paid out over a 36 month period, or $83,333 per month. The first payment of $83,333 will be due upon the closing of the acquisition.

The transaction will be structured as a stock for stock exchange, pursuant to which the Buyer issues shares of its common stock to the existing shareholders of the Company, in an amount as specified above.

The buyer guarantees a stock price and valuation of $2.00 a share/$36 million dollars within the holding time of 12 months for restricted stock based upon milestones agreed to by both parties. If NCAP stock is not $2 in 12 months after the closing, NCAP will issue additional shares to make up the difference. NCAP agrees to put sellers shares on any future registration statement done for the benefit of shareholders.

Buyer guarantees a cash injection of working capital of $3 million, $1.5 million to each entity as part of the purchase price. The closing of the acquisition is subject to the $3 million funding at the time of the closing.

Payment.

The purchase price to be paid by the Buyer would be paid in the following manner:

(a) at the Closing, the Buyer would deliver to the Company's shareholders one or more stock certificates evidencing the Buyer Common Stock.

Assumption as to Company Assets.

This letter of intent is executed upon the assumption that the business information furnished by the Company to Buyer with respect to the Company's assets in connection with their negotiations to date is accurate and that no material adverse change with respect to the such assets has occurred since the date of such information.

Reasonable Efforts.

The Buyer and the Company shall use commercially reasonable efforts to negotiate in good faith and execute a Definitive Agreement containing the terms set forth herein and such other terms as are appropriate or necessary to a transaction of the type herein contemplated, and to obtain any necessary third party consents and regulatory approvals as promptly as reasonably possible.

Execution of Definitive Agreement; Closing.

Subject to receipt of any necessary third party consents and regulatory approvals, the parties will endeavor to negotiate and execute a Definitive Agreement by the acquisition transaction will be consumated at a closing (the ''Closing'') within 5 business days of execution of the Agreement, or at such time as the parties may determine.

Definitive Agreement.

In the Definitive Agreement:

The majority shareholder of the Company shall make the representations, warranties and covenants concerning the Company and its assets as are customary or necessary in a transaction of the type contemplated herein. The accuracy of the representations and warranties and the performance of the covenants shall be a condition precedent to Closing and shall give rise to indemnification rights in Buyer, as hereafter described.

The Definitive Agreement shall provide that representations and warranties of the majority shareholder shall survive the Closing, and the majority shareholder shall indemnify the Buyer against any loss, damage or expense which the Buyer may suffer as a consequence of any breach of any representation, warranty or covenant of the Seller under the agreement. The indemnity obligations shall be limited to claims asserted within two years following the Closing.

The Parties will endeavor to structure transaction so as to qualify as a tax-free reorganization, if possible.

Securities Law Compliance.

The Buyer Shares to be issued in the transaction will be exempt fro111the registration reqt1irements of the Securities Act of 1933, as amended (the ''Sect1rities Act''), pursuant to Section 4(2) thereof or Reg11lation D theret1nder, and will be exempt from the registration or qualification requirements of the applicable state ''blue sky'' laws. They therefore wotud be subject to the resale restrictions imposed under such exemptions from registration or qualification. The certificates representing such Buyer Shares would bear a legend reflecting such restrictions.

Upon the signing of this letter by the last party to sign (the ''Signing Date'') the provisions of this Letter of Intent shall become legally binding and enforceable agreements of the Buyer and the Company.

Access to Information; Confidentiality.

The Company shall give the Buyer and its representatives full and free access at reason able times to the Company's assets and related records and business files and the Company and its majority shareholder shall make themselves and their representatives available to the Buyer and its representatives at reasonable times.

Except as and to the extent required by law, the Buyer will not disclose or use, and will direct its representatives not to disclose or use to the detriment of the Company, any Confidential Inforn1ation (as defined below) with respect to the Company furnished, or to be furnished, by either Company or its representatives to the Buyer or its representatives at any time or in any manner other than in connection with its evaluation of the transaction proposed in this letter.

Confidential Information under this Agreement means and includes any and all (i) information disclosed orally or in writing of a competitively sensitive or proprietary nature, whether or not marked confidential or proprietary, including without limitation information relating to business strategy, projects, designs, forecasts, know-how, and trade secrets; and (ii) any other information marked as ''confidential'' or ''proprietary'' or, if not disclosed in writing, identified as confidential or in proprietary at the time of disclosure and summarized in a written disclosure.

Each party agrees that it will (i) use the same degree of care to maintain the Confidential Information secret as it uses in maintaining as secret its own proprietary, confidential, and trade secret information, but always with no less than a reasonable degree of care; and (ii) use the Confidential Information only for the purposes of proposing or evaluating the proposed transaction. Each party hereto will only provide Confidential Information to persons who have a need to know such Confidential Information in order to perform due diligence, participate in negotiations or otherwise evaluate the proposed transaction, and who are under a legally enforceable obligation to protect the confidentiality of such Confidential Information.

Upon the written request of the Company, the B11yer will promptly return to the Company or destroy any Confidential Information in its possession and certify in writing to the Company that it has done so.

Public Announcement or Disclosure.

Except as and to the extent required by law, including any obligations under federal securities laws, without the prior consent of the other party, neither the Buyer nor Company will, and each will direct its representatives not to make, directly or indirectly, any public comment, statement, or communication with respect to, or otherwise to disclose or to permit the disclosure of the existence of discussions regarding, a possible transaction between the parties or any of the terms, conditions, or other aspects of the transaction proposed in this letter. If a party is required by law to make any such disclosure it will, to the extent possible consistent with such legal obligation, furnish to the other party or its representative advance copies of any press releases or other public disclosures which it proposes to make concerning the transaction, the reasons that such disclosure is required by law, and the time and place that the disclosure will be made.Notwithstanding the foregoing, each party shall be free to disclose the tax treatment and tax structure of a transaction no later than the earlier of (a) the date of public announcement of discussions related to the proposed transaction, (b) the date of public announcement of the transaction, or (c) the date of execution of a Definitive Agreement.

Costs.

The Buyer and the Company (and its owners) shall each be responsible for and bear all of its own costs and expenses (including any broker's or finder's fees and the expenses of its representatives) incurred at any time in connection with pursuing or consummating the proposed acquisition.

Termination.

The provisions of this letter will terminate on the earlier of (i) the date of vo1untary termination by agreement of both parties. From and after the Termination Date, the parties will have no further obligations hereunder; provided, however, that (i) the termination of the provisions of this letter will not affect the liability of a party for breach of any of the provisions of this letter prior to the Termination Date, and (ii) the provisions of Part II will survive any such termination.

Miscellaneous Provisions.

The provisions of this letter constitute the entire agreement between the parties, and supersede all prior oral or written agreements, understandings, representations and warranties, and courses of conduct and dealing between the parties on the subject matter hereof. Except as otherwise provided herein, the provisions of this letter may be amended or modified only by a writing executed by all of the parties.

The agreement contained in this letter will be governed by and construed under the laws of Arizona, withot1t regard to conflicts of laws principles.

Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this letter may be brought against any of the parties in the courts of the State of Arizona, County of Maricopa and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

This letter may be executed in one or more counterparts, each of which will be deemed to be an original copy of this letter and all of which, when taken together, will be deemed to constitute one and the same agreement.

If you are in agreement with the terms of this letter, please sign in the space provided and rett1rn same to us, whereupon this letter will constitute a non-binding agreement with respect to its subject matter.

Very truly yours,

Northsight Capital, Inc

By: /s/John P. Venners

John P. Venners, EVP

AGREED TO AND ACCEPTED:

Westcliff Technologies, Inc

By:/s/ Cailen Sullivan

Cailen Sullivan

Date: 11/11/2017